Exhibit 99.1

Knight Capital Group, Inc.

Segment Reporting

(in thousands)

	Q1 '09	Q2 '09	Q3 '09	Q4 '09	Q1 '10	Q2 '10	Q3 '10	Q4 '10	Q1 '11	Q2 '11	Q3 '11	2009	2010	2011 Sep YTD
Market Making
Revenues	122,704.4	159,116.9	133,607.3	142,914.4	140,065.3	204,587.1	93,432.7	111,042.9	167,188.4	145,038.1	204,878.9	558,343.0	549,128.0	517,105.4
Expenses	73,558.6	100,084.7	96,355.6	90,504.7	84,396.2	101,432.2	72,391.1	81,040.3	103,820.0	105,865.1	135,690.7	360,503.6	339,259.8	345,375.9

Pre-Tax Earnings	49,145.8	59,032.2	37,251.7	52,409.7	55,669.1	103,154.9	21,041.6	30,002.6	63,368.4	39,172.9	69,188.2	197,839.4	209,868.3	171,729.5

Institutional Sales & Trading
Revenues	105,909.4	125,865.3	134,930.2	128,848.2	114,882.4	121,462.4	108,876.8	112,395.1	127,371.4	134,885.2	145,440.3	495,553.2	457,616.6	407,696.8
Expenses	86,446.9	105,475.5	117,355.3	121,846.7	111,656.2	120,617.3	124,740.8	120,088.6	135,062.1	138,853.3	160,992.4	431,124.4	477,102.9	434,907.9

Pre-Tax Earnings	19,462.5	20,389.9	17,574.9	7,001.6	3,226.2	845.1	(15,864.0)	(7,693.6)	(7,690.8)	(3,968.2)	(15,552.2)	64,428.8	(19,486.3)	(27,211.1)

Electronic Execution Services
Revenues	21,626.4	25,043.4	26,329.7	28,978.2	31,009.1	38,353.1	31,725.7	37,125.1	40,332.9	41,925.7	45,088.4	101,977.8	138,213.0	127,347.1
Expenses	20,454.2	21,123.1	19,674.7	22,308.4	22,932.2	27,998.0	23,412.7	26,435.0	28,975.1	30,114.0	31,250.6	83,560.5	100,777.9	90,339.7

Pre-Tax Earnings	1,172.2	3,920.3	6,655.0	6,669.8	8,076.9	10,355.0	8,313.0	10,690.2	11,357.9	11,811.7	13,837.9	18,417.4	37,435.2	37,007.4

Corporate and Other
Revenues	(4,886.6)	3,841.7	5,062.6	2,539.6	(1,718.6)	1,871.9	5,474.2	(1,529.3)	4,881.6	4,133.0	2,034.2	6,557.3	4,098.3	11,048.8
Expenses	13,865.2	6,291.6	16,786.5	17,493.2	19,297.7	25,099.1	18,852.3	18,702.2	21,833.4	21,695.4	25,064.3	54,436.5	81,951.3	68,593.0

Pre-Tax Earnings	(18,751.7)	(2,449.9)	(11,723.9)	(14,953.6)	(21,016.2)	(23,227.2)	(13,378.1)	(20,231.5)	(16,951.8)	(17,562.4)	(23,030.0)	(47,879.2)	(77,853.0)	(57,544.2)

Consolidated
Revenues	245,353.6	313,867.4	299,929.9	303,280.4	284,238.3	366,274.4	239,509.4	259,033.8	339,774.3	325,981.9	397,441.9	1,162,431.3	1,149,056.0	1,063,198.1
Expenses	194,324.9	232,974.9	250,172.1	252,153.0	238,282.3	275,146.5	239,396.8	246,266.1	289,690.6	296,527.8	352,998.0	929,624.9	999,091.8	939,216.5

Pre-Tax Earnings	51,028.8	80,892.4	49,757.7	51,127.4	45,956.0	91,127.9	112.6	12,767.7	50,083.7	29,454.1	44,443.8	232,806.4	149,964.2	123,981.6

Notes:

Totals may not add due to rounding

a)	Expenses for Q3 ’11 (as well as 2011 Sep YTD) include restructuring charges of $28.6 million, which includes $0.5 million for Market Making, $23.9 million for Institutional Sales and Trading, $0.4 million for Electronic Execution Services, and $3.8 million for Corporate and Other
b)	Expenses for Q3 ‘10 (as well as full year 2010) include restructuring charges of $16.7 million, which includes $1.6 million for Market Making, $14.3 million for Institutional Sales and Trading, $0.1 million for Electronic Execution Services, and $0.7 million for Corporate and Other
c)	Lease loss charges and benefits are included within the expense line items as follows:
a.	Institutional Sales and Trading:
i.	Q3 ‘11 – charge of $1.3 million
b.	Electronic Execution Services:
i.	Q4 ’09 – charge of $0.3 million
ii.	Q2 ‘10 – charge of $0.7 million
c.	Corporate and Other:
i.	Q2 ‘09 – benefit of $13.1 million
ii.	Q1 ‘11 – charge of $0.9 million